Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
Quintin.Lai@westpharma.com
West Announces Second-Quarter 2018 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, July 26, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second-quarter 2018 and reaffirmed financial guidance for full-year 2018.
Executive Summary

•	Second-quarter 2018 reported net sales of $447.5 million grew 12.6% over the prior-year quarter. At constant currency, organic sales growth was 9.0%.

•
Second-quarter 2018 reported-diluted EPS was $0.75, as compared to $0.51 in the same period last year. Excluding restructuring charges and a non-recurring tax benefit, second-quarter 2018 adjusted-diluted EPS was $0.70, as compared to adjusted-diluted EPS of $0.66 in the same period last year.

•	The Company reaffirms full-year 2018 net sales guidance range of $1.720 billion to $1.730 billion and full-year 2018 adjusted-diluted EPS range of $2.80 to $2.90.

•
Last week, West officially opened its Waterford, Ireland facility, a global center of excellence for West’s advanced manufacturing network. The Waterford site will also be among the first in West’s global manufacturing network to commercialize Westar® Select, the latest in its portfolio of high-value product solutions.

“Adjusted-diluted EPS,” “net sales at constant currency” and “organic sales” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.
Executive Commentary
“Second-quarter 2018 sales performance was fueled by solid Proprietary Products segment sales, led by double-digit high-value products growth, and robust growth in the Contract-Manufactured Products segment,” said Eric M. Green, President and Chief Executive Officer. “The Generics market unit generated double-digit sales growth and, as expected, the Pharma and Biologics market units had improved sales growth over the first-quarter 2018.
“We expanded both gross profit and reported- and adjusted-operating profit margins. A combination of high-value product sales growth and cost efficiencies more than offset unabsorbed overhead at our Waterford facility, as well as start-up costs and low-margin tooling sales associated with increasing customer demand in our Contract-Manufactured Products segment.”
Mr. Green concluded, “With a solid second-quarter, we are on track to achieve our full-year 2018 organic sales growth and adjusted earnings targets. Our markets are stable, and West continues to address the needs of our customers by providing the quality, availability and scientific excellence required to support their regulated injectable and diagnostic products.”
Second-Quarter Financial Results (comparisons to prior-year period)
Second-quarter 2018 reported net sales of $447.5 million grew 12.6% over the prior-year quarter. At constant currency, organic sales growth was 9.0%.
Proprietary Products segment organic sales growth was 6.9%. By market unit, second-quarter 2018 Proprietary Products segment sales growth was led by double-digit growth in Generics and high-single digit growth in Pharma, along with low-single digit growth in Biologics. High-value products returned to double-digit organic sales growth, led by solid adoption in the Pharma and Generics market units.
Contract-Manufactured Products segment organic sales growth was 16.9%, despite the loss of a consumer-product contract manufacturing customer in early 2018. This growth was fueled by demand for diagnostic and drug delivery devices, offsetting declines in the mature consumer-product category. Second-quarter 2018 performance also benefited from timing of tooling orders, as well as initial orders from recent competitive takeaways.
Second-quarter 2018 gross profit margin was 31.8%, compared to 31.4% in the same period last year, an increase of 40 basis points. Correlated with double-digit sales of high-value products, Proprietary Products segment gross margin increased year-over-year by 180 basis points, more than offsetting unabsorbed overhead from the start-up of our Waterford facility. Contract-Manufactured Products segment gross margin declined year-over-year by 370 basis points due to unabsorbed overhead from plant consolidation activities and start-up costs associated with the launch of new programs.
The Company has adopted new rules for pension accounting. Instead of recognizing pension gains or losses in the “Selling, general and administrative expenses” line on the income statement, these gains or losses are now located “below the line” in nonoperating income. The Company has restated all prior periods to allow year-over-year comparisons with 2018 performance.
Second-quarter 2018 reported operating profit margin was 13.5%, as compared to 10.6% in the same period last year. Excluding restructuring charges and charges associated with the Venezuela deconsolidation last year, second-quarter 2018 adjusted operating profit margin was 14.0%, compared to 13.4% in the same period last year. Higher gross profit margin, coupled with lower other expense, more than offset moderately higher SG&A expense as a percentage of reported net sales. SG&A expense in the second-quarter 2018 was higher than the same period last year due to increased accruals for incentive compensation and the impact of changes in foreign currency exchange rates.

For the second-quarter 2018, reported income tax expense was $6.0 million, representing a reported effective tax rate of 9.9%. Excluding benefits associated with a reduction in the estimated liability that we recorded in 2017 in anticipation of U.S. tax reform and the impact of restructuring charges, the adjusted income tax expense in the quarter was $11.4 million. Tax benefits from stock-based compensation were $3.4 million in the second-quarter 2018, as compared to $9.6 million in the same period last year. Excluding tax benefits from stock-based compensation and restructuring and related charges, the adjusted income tax rate would have been 24% in the second-quarter 2018.
During the second-quarter 2018, the Company repurchased 260,000 shares of common stock at a cost of $22.9 million under its share repurchase program. The second-quarter 2018 repurchase completes the 800,000 share repurchase program authorized by our Board of Directors.
Full-Year 2018 Financial Guidance
The Company reaffirms full-year 2018 net sales guidance range of $1.720 billion to $1.730 billion. The Company assumes an expected translation exchange rate of $1.15 per Euro for the second half of 2018, as compared to a prior expectation of $1.20 per Euro.
The Company also reaffirms full-year 2018 adjusted-diluted EPS guidance to be in a range of $2.80 to $2.90. The Company estimates, excluding tax benefits from stock-based compensation, a full-year effective tax rate of 24.5%.
The Company is revising its 2018 capital spending guidance to be in a range of between $120 million and $130 million, as compared to prior guidance of less than $150 million. Successful progress by our Global Operations team in managing our worldwide network of manufacturing plants in a consolidated, comprehensive system is driving efficiencies and better capacity utilization. This also results in lower infrastructure capital spending requirements to support the same future sales and profit growth goals of the Company.
Second-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 6196359.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, August 2, 2018, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 6196359.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “reaffirmed,” “reaffirms,” “will,” “on track,” “achieve,” “expected,” “increasing,” “to be,” “continue,” “continues,” “assumes,” “offsetting,” “estimates,” “revising” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Non-GAAP Financial Measures
This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital
The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments.

The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. To compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP financial measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted-diluted EPS for the three and six months presented in the accompanying tables:
Restructuring and related charges - During the three months ended June 30, 2018, the Company recorded $2.2 million in restructuring and related charges, consisting of $1.3 million for severance charges, $0.3 million for non-cash asset write-downs, and $0.6 million for other charges. During the six months ended June 30, 2018, the Company recorded $5.5 million in restructuring and related charges, consisting of $3.3 million for severance charges, $0.4 million for non-cash asset write-downs, and $1.8 million for other charges. The plan will require restructuring and related charges in the range of $8.0 million to $13.0 million and capital expenditures in the range of $9.0 million to $14.0 million. Once fully completed, we expect that the plan will provide the Company with annualized savings in the range of $17.0 million to $22.0 million.
Tax law changes - During the three and six months ended June 30, 2018, the Company recorded a net tax benefit of $4.8 million to reflect a reduction to its one-time mandatory deemed repatriation tax of post-1986 undistributed foreign subsidiary earnings and profits. In April 2018, the U.S. Internal Revenue Service issued guidance, which provided that certain foreign taxes accrued by specified corporations in the toll tax year reduce post-1986 earnings and profits. In addition, during the six months ended June 30, 2018, the Company recorded a net tax charge of $0.3 million to adjust its estimated impact of the 2017 Tax Act. During the three and twelve months ended December 31, 2017, the Company had recorded a provisional charge for the estimated impact of the 2017 Tax

Act, based upon its then-current understanding of the 2017 Tax Act and the guidance available at the time. The Company will continue to actively monitor the developments relating to the 2017 Tax Act and will adjust its estimate as necessary during the one-year measurement period.
Venezuela deconsolidation - During the three and six months ended June 30, 2017, as a result of the continued deterioration of conditions in Venezuela as well as its continued reduced access to U.S. dollar settlement controlled by the Venezuelan government, the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. As of April 1, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Net sales	$447.5	100%	$397.6	100%	$863.2	100%	$785.3	100%
Cost of goods and services sold	305.3	68	272.6	69	586.6	68	526.1	67
Gross profit	142.2	32	125.0	31	276.6	32	259.2	33
Research and development	10.8	2	10.0	2	20.4	3	20.3	2
Selling, general and administrative expenses	70.0	16	61.3	15	138.3	16	123.8	16
Other expense, net	1.1	—	11.7	3	4.2	—	12.6	2
Operating profit	60.3	14	42.0	11	113.7	13	102.5	13
Interest expense, net	1.9	—	1.9	—	3.2	—	3.7	—
Other nonoperating income	(1.7)	—	(0.6)	—	(3.3)	—	(1.4)	—
Income before income taxes	60.1	14	40.7	11	113.8	13	100.2	13
Income tax expense	6.0	1	2.9	1	18.5	2	5.1	1
Equity in net income of affiliated companies	(2.0)	—	(1.0)	—	(4.4)	—	(4.6)	1
Net income	$56.1	13%	$38.8	10%	$99.7	11%	$99.7	13%

Net income per share:
Basic	$0.76		$0.53		$1.35		$1.35
Diluted	$0.75		$0.51		$1.33		$1.32

Average common shares outstanding	73.6		73.9		73.8		73.6
Average shares assuming dilution	75.0		75.8		75.2		75.7

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2018	2017	2018	2017
Proprietary Products	$346.0	$312.8	$672.2	$621.6
Contract-Manufactured Products	101.5	84.9	191.0	164.0
Eliminations	—	(0.1)	—	(0.3)
Consolidated Total	$447.5	$397.6	$863.2	$785.3

Operating Profit (Loss):
Proprietary Products	$71.7	$56.7	$134.5	$121.8
Contract-Manufactured Products	9.0	10.5	18.5	19.3
U.S. pension expense	(2.3)	(2.3)	(4.7)	(4.6)
Stock-based compensation expense	(6.0)	(5.5)	(9.4)	(9.0)
General corporate costs	(9.9)	(6.3)	(19.7)	(13.9)
Adjusted Operating Profit	$62.5	$53.1	$119.2	$113.6
Adjusted Operating Profit Margin	14.0%	13.4%	13.8%	14.5%

Restructuring and related charges	(2.2)	—	(5.5)	—
Venezuela deconsolidation	—	(11.1)	—	(11.1)
Reported Operating Profit	$60.3	$42.0	$113.7	$102.5
Reported Operating Profit Margin	13.5%	10.6%	13.2%	13.1%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended June 30, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$60.3	$6.0	$56.1	$0.75
Restructuring and related charges	2.2	0.6	1.6	0.01
Tax law changes	—	4.8	(4.8)	(0.06)
Adjusted (Non-GAAP)	$62.5	$11.4	$52.9	$0.70

Six Months Ended June 30, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$113.7	$18.5	$99.7	$1.33
Restructuring and related charges	5.5	1.2	4.3	0.05
Tax law changes	—	4.5	(4.5)	(0.06)
Adjusted (Non-GAAP)	$119.2	$24.2	$99.5	$1.32

Three Months Ended June 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$42.0	$2.9	$38.8	$0.51
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$53.1	$2.9	$49.9	$0.66

Six Months Ended June 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$102.5	$5.1	$99.7	$1.32
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$113.6	$5.1	$110.8	$1.47

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three Months Ended June 30, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$346.0	$101.5	$—	$447.5
Effect of changes in currency translation rates	(11.6)	(2.4)	—	(14.0)
Net sales at constant currency (Non-GAAP)(1)	$334.4	$99.1	$—	$433.5

Six Months Ended June 30, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$672.2	$191.0	$—	$863.2
Effect of changes in currency translation rates	(34.8)	(6.5)	—	(41.3)
Net sales at constant currency (Non-GAAP)(1)	$637.4	$184.5	$—	$821.9

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

Full-Year 2018 Guidance (2) (3)
Reported-diluted EPS guidance	$2.73 to $2.88
Restructuring and related charges	0.08 to 0.13
Tax law changes	(0.06)
Adjusted-diluted EPS guidance	$2.80 to $2.90

(2) See “Full-Year 2018 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted diluted EPS.
(3) Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.15 for the remainder of 2018. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2018	2017
Depreciation and amortization	$51.9	$46.8
Operating cash flow	$127.0	$106.0
Capital expenditures	$48.2	$67.0

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2018	As of December 31, 2017
Cash and cash equivalents	$225.5	$235.9
Debt	$196.4	$197.0
Equity	$1,281.9	$1,279.9
Net debt-to-total invested capital(4)	N/A	N/A
Working capital	$479.3	$464.0

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.